Exhibit 99.1

News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

FOR IMMEDIATE RELEASE

TAILORED BRANDS, INC. REPORTS

FISCAL 2018 THIRD QUARTER RESULTS

•                  Q3 2018 retail segment comparable sales up 2.3% with all brands positive

•                  Q3 2018 GAAP diluted EPS of $0.27 and adjusted diluted EPS(1) of $1.01

•                  Q3 2018 custom sales averaged $5 million per week, up 150% year-over-year

•                  Total debt reduced by $40 million in Q3 2018; down $300 million year-over-year

•                  Company updates outlook for FY 2018 adjusted diluted EPS to $2.30 to $2.35

FREMONT, CA — December 12, 2018 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal third quarter ended November 3, 2018.

For the third quarter ended November 3, 2018, the Company reported GAAP diluted earnings per share of $0.27 and adjusted diluted earnings per share(1) of $1.01, compared to GAAP diluted earnings per share of $0.75 for the same period a year ago.  There were no adjusted items in last year’s third quarter.

“We reported 2.3% positive comparable sales in the third quarter, with all retail brands delivering positive comparable sales.  Our sales growth was driven primarily by custom suiting, which we sold at an average rate of $5 million per week, up 150% versus last year,” said Tailored Brands Executive Chairman Dinesh Lathi.  “I am pleased with the team’s execution on our custom growth strategy.  During the quarter, we improved our custom offering’s speed, selection and service, making custom even more compelling to consumers.

“That said, as the third quarter progressed we saw a softening of comparable sales due to lower transactions at Men’s Wearhouse and that trend continued into November.  As a result, we have taken a more cautious outlook on fourth quarter comparable sales for Men’s Wearhouse and now expect fiscal 2018 adjusted diluted EPS of $2.30 to $2.35.”

Lathi added, “We also executed our strategies to reduce inventories and debt to improve capital efficiency and strengthen our balance sheet.  During the quarter, we reduced inventories 10% versus last year. We also successfully repriced our term loan, reducing the interest rate spread by 25 basis points, which lowers our annual cash interest expense by more than $2 million.  Our total debt is down approximately $300 million versus a year ago.”

Third quarter 2018 GAAP results include a goodwill impairment charge of $24.0 million related to our corporate apparel business, $9.4 million related to the repricing of the Company’s term loan, $6.4 million related to the retirement of our former CEO and $0.6 million related to the previously announced closure of a rental product distribution center in the second quarter of 2018.  Of the $40.4 million total charges, $34.3 million were non-cash.

(1)             In the third quarter of fiscal 2018, adjusted items consist of a goodwill impairment charge related to our corporate apparel business, a loss on extinguishment of debt related to the repricing of the Company’s term loan, costs related to the retirement of our former CEO and costs related to the previously announced closure of a rental product distribution center in the second quarter of 2018.  There were no adjusted items in last year’s third quarter. See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.

Third Quarter Fiscal 2018 Results

Net Sales Summary(1)

	Net Sales (U.S. dollars, in millions)	% Total Sales Change	Comparable Sales Change(2)

Retail	$751.7	0.6%	2.3%
Men’s Wearhouse	$454.9	1.3%	1.7%
Jos. A. Bank	$169.3	4.1%	3.8%
K&G	$72.6	4.3%	4.0%
Moores(3)	$54.9	- 4.7%	1.2%
Corporate Apparel	$61.0	-3.6%

Total Company(4)	$812.7	0.2%

(1)	Amounts may not sum due to rounded numbers.
(2)

Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales. Due to the 53-week to 52-week calendar shift, third quarter 2018 comparable sales are compared with the 13-week period ended November 4, 2017.

(3)	The Moores comparable sales change is based on the Canadian dollar.
(4)	On March 3, 2018, the Company sold its MW Cleaners business.

Net Sales

Total net sales increased 0.2% to $812.7 million. Retail net sales increased 0.6% primarily due to an increase in retail clothing sales, which drove positive 2.3% retail comparable sales.  This was partially offset by a $7.3 million decrease in alteration and other services primarily resulting from the MW Cleaners divestiture.

Corporate apparel net sales decreased 3.6%, or $2.3 million, primarily due to lower sales in the United Kingdom (“UK”) associated with uncertainty surrounding Brexit, as well as the impact of a weaker British pound this year.  The Company now expects corporate apparel net sales to decrease by a mid-single-digit percentage in fiscal 2018, primarily due to continued soft trends in the UK business, versus previous guidance of a low-single-digit percentage decrease.

Comparable Sales

Men’s Wearhouse comparable sales increased 1.7%. Comparable sales for clothing increased primarily due to an increase in average unit retail partially offset by a decrease in both units per transaction and transactions. Comparable rental services revenue decreased 0.6%, primarily reflecting the trend to purchase suits for special occasions partially offset by the impact of more weddings in the third quarter, which included the vanity wedding date of August 18, 2018, (“8/18/18”).  The Company expects to report comparable rental services revenue in the fourth quarter of up low-single-digits versus last year and still expects to report a mid-single-digit decrease in rental services revenue for fiscal 2018.

Jos. A. Bank comparable sales increased 3.8% primarily due to an increase in both transactions and average unit retail, partially offset by a decrease in units per transaction.

K&G comparable sales increased 4.0% due to increases in transactions, units per transaction and average unit retail.

Moores comparable sales increased 1.2% primarily due to an increase in transactions partially offset by a decrease in units per transaction, while average unit retail was flat.

Gross Margin

On a GAAP basis, consolidated gross margin was $362.7 million, an increase of $4.0 million, primarily due to the increase in retail clothing product sales.  As a percent of sales, consolidated gross margin increased 40 basis points to 44.6%.  On an adjusted basis, consolidated gross margin increased 40 basis points, primarily due to leveraging of occupancy costs.

On a GAAP basis, retail segment gross margin was $346.1 million, an increase of $4.1 million, primarily due to the increase in retail clothing product sales.  As a percent of sales, retail segment gross margin increased 20 basis points to 46.0%. On an adjusted basis, retail segment gross margin increased $4.1 million, or 20 basis points, primarily due to leveraging of occupancy costs.

Advertising Expense

Advertising expense decreased $1.3 million to $37.3 million and decreased 20 basis points as a percent of sales to 4.6%.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A increased $2.8 million to $246.3 million and increased 30 basis points as a percent of sales.  On an adjusted basis, SG&A decreased $4.1 million to $239.3 million primarily due to lower share-based compensation and the impact of the MW Cleaners divestiture partially offset by higher store commissions.   As a percent of sales, adjusted SG&A decreased 60 basis points to 29.4%.

Goodwill Impairment Charge

During the third quarter of 2018, sales, profitability and cash flow of our corporate apparel segment underperformed in comparison to our forecast.  The performance of our corporate apparel business was and continues to be impacted by increasing uncertainty surrounding Brexit, which is resulting in lower replenishment demand from existing accounts in the UK.  In addition, in the third quarter of 2018, we received notification from a significant U.S. customer of their decision not to renew their existing agreement with us in 2019. As a result of the continued uncertainty surrounding Brexit and the notification from our U.S. customer, we lowered our forecast of sales, profitability and cash flow for the corporate apparel segment for the fourth quarter of 2018 and future years.

As a result of the factors above, we determined that a triggering event occurred during the third quarter of 2018 and an interim goodwill impairment test for our corporate apparel segment was required.  We concluded that the segment’s goodwill was fully impaired and recorded a non-cash goodwill impairment charge of $24.0 million during the third quarter of 2018.

Operating Income

On a GAAP basis, operating income was $55.1 million compared to $76.6 million last year.  On an adjusted basis, operating income was $86.1 million, up 12.3% compared to $76.6 million last year.  As a percent of sales, adjusted operating margin increased 110 basis points to 10.6%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $18.6 million compared to $24.3 million last year.  The decrease in interest expense resulted from the reduction of outstanding debt.

On a GAAP basis, net loss on extinguishment of debt was $9.4 million compared to a net gain on extinguishment of debt of $2.5 million last year.  The net loss on extinguishment of debt resulted from the repricing of our term loan and consisted of the write-off of original issue discount and deferred financing costs.  On an adjusted basis, there was no net loss on extinguishment of debt for the quarter compared to a net gain on extinguishment of debt of $2.5 million in the third quarter last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 48.9% compared to 32.8% last year. The increased rate this year primarily reflects the non-deductibility of both the goodwill impairment charge and CEO retirement costs.  On an adjusted basis, the effective tax rate was 23.9% compared to 32.8% last year.  Both the GAAP and the adjusted effective tax rates reflect the impact of the Tax Cuts and Jobs Act of 2017.

Net Earnings and EPS

On a GAAP basis, net earnings were $13.9 million compared to $36.9 million last year.  Diluted EPS was $0.27 compared to $0.75 last year.

On an adjusted basis, net earnings were $51.4 million compared to $36.9 million last year.  Adjusted diluted EPS was $1.01 compared to $0.75 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of the third quarter of 2018 were $68.4 million, a decrease of $57.8 million compared to the end of the third quarter of 2017, resulting from the use of cash on hand in the second quarter of 2018 to fund a portion of the $175 million partial redemption of senior notes.  At the end of the third quarter of 2018, there were $58.5 million of borrowings outstanding on our revolving credit facility.

Inventories decreased $98.0 million to $875.0 million at the end of the third quarter of 2018, compared to the end of the third quarter of 2017, primarily due to a 10% reduction in retail segment inventories.

During the third quarter, the Company made its scheduled $2.3 million payment on its term loan and repaid $46.0 million on its revolving credit facility.  Total debt at the end of the third quarter of 2018 was approximately $1.2 billion, a decrease of $299.6 million compared to the end of the third quarter of 2017.

Cash flow from operating activities for the nine months ended November 3, 2018, was $277.8 million compared to $252.5 million last year.  The increase was driven by higher net earnings, after adjusting for certain items primarily related to extinguishment of debt and goodwill impairment, and favorable timing fluctuations in accounts payable, partially offset by an increase in inventories ahead of the fourth quarter holiday season.

Capital expenditures for the nine months ended November 3, 2018, were $46.9 million compared to $56.0 million last year.

FISCAL 2018 FOURTH QUARTER AND FULL YEAR OUTLOOK

The Company is providing guidance for the fourth quarter of 2018 and updating its outlook for full year fiscal 2018 as follows:

Q4 2018

•                  Earnings per Share: The Company expects to achieve adjusted diluted loss per share in the range of $0.24 to $0.29.

•                  Comparable Sales: The Company expects comparable sales for:

•                  Men’s Wearhouse to be down low-single-digits

•                  Jos. A. Bank to be up low-single-digits

•                  Moores to be up low-single-digits

•                  K&G to be flat-to-up slightly.

•                  Non-Comparable Sales:

•                  The Company expects to report corporate apparel net sales of $55 million to $60 million

•                  The 53rd week last year contributed $45.7 million of net sales and $0.05 diluted earnings per share

FY 2018

•                  Earnings per Share: The Company expects to achieve adjusted diluted EPS in the range of $2.30 to $2.35, versus its previous range of $2.35 to $2.50.

•                  Comparable Sales: The Company expects comparable sales for:

•                  Men’s Wearhouse to be flat-to-up slightly versus previous guidance of up low-single-digits

•                  Jos. A. Bank to be up low-single-digits

•                  Moores to be up low-single-digits

•                  K&G to be flat-to-up slightly.

•                  Effective Tax Rate: The Company now expects an effective tax rate of between 23% and 24% versus previous guidance of approximately 25%.

•                  Inventory: The Company continues to expect to reduce inventories by a high-single-digit percentage.

•                  Capital Expenditures: The Company now expects capital expenditures of approximately $90 million versus previous guidance of approximately $100 million.

•                  Depreciation and Amortization: The Company continues to expect depreciation and amortization of approximately $100 million.

•                  Real Estate: The Company continues to expect approximately net 10 store closures in 2018 resulting from its continuous review of its real estate portfolio for opportunities to optimize its fleet as lease terms expire.

The Company noted that fiscal 2018 is a 52-week year versus the 53-week fiscal 2017.

STORE INFORMATION

	November 3, 2018		October 28, 2017		February 3, 2018
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	721	4,040.8	720	4,040.9	719	4,036.0
Jos. A. Bank (b)	485	2,285.2	493	2,318.3	491	2,309.9
Men’s Wearhouse and Tux	49	73.3	51	77.0	51	77.0
Moores	126	787.4	126	787.5	126	787.5
K&G (c)	88	2,028.4	90	2,076.3	90	2,065.0
Total	1,469	9,215.1	1,480	9,300.0	1,477	9,275.4

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  84, 86, and 86 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, December 12, 2018, management will host a conference call and webcast to discuss fiscal 2018 third quarter results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  The webcast archive will be available on the website for approximately 90 days.

About Tailored Brands, Inc.

As the leading specialty retailer of men’s tailored clothing and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 stores in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.dimensions.co.uk, www.alexandra.co.uk and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its Q4 2018 outlook for adjusted earnings per share, comparable sales and non-comparable sales and its 2018 outlook for adjusted earnings per share, comparable sales, effective tax rate, inventory, capital expenditures, depreciation and amortization, and net store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches and legal proceedings; and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

(Tables Follow)

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended November 3, 2018 and October 28, 2017

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2018	Sales	2017	Sales

Net sales:
Retail clothing product	$588,447	72.4%	$575,203	70.9%
Rental services	124,697	15.3%	126,410	15.6%
Alteration and other services	38,597	4.7%	45,909	5.7%
Total retail sales	751,741	92.5%	747,522	92.2%
Corporate apparel clothing product	61,006	7.5%	63,296	7.8%
Total net sales	812,747	100.0%	810,818	100.0%

Total cost of sales	450,012	55.4%	452,061	55.8%

Gross margin (a):
Retail clothing product	334,689	56.9%	327,910	57.0%
Rental services	107,378	86.1%	105,955	83.8%
Alteration and other services	5,575	14.4%	11,771	25.6%
Occupancy costs	(101,521)	-13.5%	(103,579)	-13.9%
Total retail gross margin	346,121	46.0%	342,057	45.8%
Corporate apparel clothing product	16,614	27.2%	16,700	26.4%
Total gross margin	362,735	44.6%	358,757	44.2%

Advertising expense	37,338	4.6%	38,664	4.8%
Selling, general and administrative expenses	246,305	30.3%	243,466	30.0%
Goodwill impairment charge	23,991	3.0%	—	0.0%

Operating income	55,101	6.8%	76,627	9.5%

Interest expense, net	(18,550)	-2.3%	(24,253)	-3.0%
(Loss) gain on extinguishment of debt, net	(9,420)	-1.2%	2,539	0.3%

Earnings before income taxes	27,131	3.3%	54,913	6.8%

Provision for income taxes	13,256	1.6%	18,021	2.2%

Net earnings	$13,875	1.7%	$36,892	4.5%

Net earnings per diluted common share	$0.27		$0.75

Weighted-average diluted common shares outstanding:	50,722		49,430

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Nine Months Ended November 3, 2018 and October 28, 2017

(In thousands, except per share data)

	Nine Months Ended
		% of		% of
	2018	Sales	2017	Sales

Net sales:
Retail clothing product	$1,807,879	73.7%	$1,753,782	71.7%
Rental services	350,019	14.3%	373,208	15.3%
Alteration and other services	116,600	4.8%	138,835	5.7%
Total retail sales	2,274,498	92.7%	2,265,825	92.7%
Corporate apparel clothing product	179,643	7.3%	178,657	7.3%
Total net sales	2,454,141	100.0%	2,444,482	100.0%

Total cost of sales	1,377,280	56.1%	1,356,589	55.5%

Gross margin (a):
Retail clothing product	1,018,876	56.4%	1,004,980	57.3%
Rental services	298,677	85.3%	312,628	83.8%
Alteration and other services	15,651	13.4%	35,149	25.3%
Occupancy costs	(304,312)	-13.4%	(311,994)	-13.8%
Total retail gross margin	1,028,892	45.2%	1,040,763	45.9%
Corporate apparel clothing product	47,969	26.7%	47,130	26.4%
Total gross margin	1,076,861	43.9%	1,087,893	44.5%

Advertising expense	117,232	4.8%	120,804	4.9%
Selling, general and administrative expenses	739,654	30.1%	750,995	30.7%
Goodwill impairment charge	23,991	1.0%	—	0.0%

Operating income	195,984	8.0%	216,094	8.8%

Interest expense, net	(61,188)	-2.5%	(74,876)	-3.1%
(Loss) gain on extinguishment of debt, net	(30,253)	-1.2%	6,535	0.3%

Earnings before income taxes	104,543	4.3%	147,753	6.0%

Provision for income taxes	27,521	1.1%	50,551	2.1%

Net earnings	$77,022	3.1%	$97,202	4.0%

Net earnings per diluted common share	$1.52		$1.97

Weighted-average diluted common shares outstanding:	50,764		49,251

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	November 3,	October 28,
	2018	2017

ASSETS

Current assets:
Cash and cash equivalents	$68,425	$126,244
Accounts receivable, net	80,696	81,193
Inventories	875,003	973,001
Other current assets	70,433	53,566

Total current assets	1,094,557	1,234,004
Property and equipment, net	430,878	454,921
Rental product, net	102,540	125,320
Goodwill	79,475	119,125
Intangible assets, net	164,833	169,072
Other assets	17,257	8,859

Total assets	$1,889,540	$2,111,301

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$235,958	$186,862
Accrued expenses and other current liabilities	302,322	281,533
Income taxes payable	16,277	21,224
Current portion of long-term debt	9,000	8,750

Total current liabilities	563,557	498,369

Long-term debt, net	1,167,906	1,467,735
Deferred taxes and other liabilities	148,590	160,197

Total liabilities	1,880,053	2,126,301

Shareholders’ equity (deficit):
Preferred stock	—	—
Common stock	501	492
Capital in excess of par	501,835	485,299
Accumulated deficit	(464,993)	(469,463)
Accumulated other comprehensive loss	(27,856)	(31,328)

Total shareholders’ equity (deficit)	9,487	(15,000)

Total liabilities and shareholders’ equity (deficit)	$1,889,540	$2,111,301

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Nine Months Ended November 3, 2018 and October 28, 2017

	Nine Months Ended
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$77,022	$97,202
Adjustments to net earnings:
Depreciation and amortization	78,088	78,929
Rental product amortization	30,720	32,779
Goodwill impairment charge	23,991	—
Asset impairment charges	504	2,867
Loss (gain) on extinguishment of debt, net	30,253	(6,535)
Amortization of deferred financing costs and discount on long-term debt	2,936	5,391
Loss on disposition of assets	8,599	1,407
Other	8,994	15,029
Changes in operating assets and liabilities	16,710	25,469

Net cash provided by operating activities	277,817	252,538

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(46,927)	(55,956)
Proceeds from divestiture of business	17,755	—
Acquisition of business, net of cash	—	(457)
Proceeds from sales of property and equipment	—	2,157

Net cash used in investing activities	(29,172)	(54,256)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on old term loan	(993,420)	(9,879)
Proceeds from new term loan	895,500	—
Payments on new term loan	(6,750)	—
Proceeds from asset-based revolving credit facility	465,500	235,900
Payments on asset-based revolving credit facility	(407,000)	(235,900)
Repurchase and retirement of senior notes	(199,365)	(106,731)
Deferred financing costs	(6,713)	(2,464)
Cash dividends paid	(27,833)	(26,895)
Proceeds from issuance of common stock	6,149	1,334
Tax payments related to vested deferred stock units	(7,510)	(1,682)

Net cash used in financing activities	(281,442)	(146,317)

Effect of exchange rate changes	(2,385)	3,390

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(35,182)	55,355

Balance at beginning of period	103,607	70,889
Balance at end of period	$68,425	$126,244

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information, if applicable, for our fiscal third quarter and nine months ended November 3, 2018 and October 28, 2017.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For the third quarter of fiscal 2018, adjusted items consist of a goodwill impairment charge related to our corporate apparel business, a loss on extinguishment of debt related to the repricing of the Company’s term loan, costs related to the retirement of our former CEO and costs related to the closure of a rental product distribution center.  There were no adjusted items in last year’s third quarter.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of full year fiscal 2018 adjusted EPS, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort.  The inability to provide this reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized.  These GAAP measures may include the impact of items such as costs related to optimizing our capital structure and the tax effect of such items. Historically, the Company has excluded these types of items from non-GAAP financial measures.  The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise. The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended November 3, 2018

Consolidated Results	GAAP Results	Repricing of Term Loan (1)	Closure of Rental Product Distribution Center (2)	CEO Retirement Costs (3)	Interim Corporate Apparel Goodwill Impairment Test (4)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$107,378	$—	$19	$—	$—	$19	$107,397

Total retail gross margin	346,121		19	—	—	19	346,140

Total gross margin	362,735		19	—	—	19	362,754

Selling, general and administrative expenses	246,305		(560)	(6,417)	—	(6,977)	239,328

Goodwill impairment charge	23,991				(23,991)	(23,991)	—

Operating income	55,101		579	6,417	23,991	30,987	86,088

Loss on extinguishment of debt	(9,420)	9,420		—	—	9,420	—

Provision for income taxes(5)	13,256					2,861	16,117

Net earnings	13,875					37,546	51,421

Net earnings per diluted common share	$0.27					$0.74	$1.01

(1) Consists of the elimination of unamortized deferred financing costs and original issue discount related to the repricing of the Term Loan totaling $9.4 million.

(2) Consists of $0.3 million of closure related costs, $0.2 million of severance and $0.1 million of accelerated depreciation, all related to the retail segment.

(3) Consists of $5.4 million of severance and consulting costs, $0.7 million related to accelerated vesting of certain share-based awards (net of the impact of forfeited awards) and $0.3 million of other costs related to the shared services segment.

(4) Consists of a $24.0 million goodwill impairment charge related to our corporate apparel segment.

(5) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Nine Months Ended November 3, 2018

Consolidated Results	GAAP Results	Divestiture of MW Cleaners(1)	Refinancing and Repricing of Term Loan (2)	Partial Redemption of Senior Notes (3)	Closure of Rental Product Distribution Center (4)	CEO Retirement Costs (5)	Interim Corporate Apparel Goodwill Impairment Test (6)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$298,677	$—	$—	$—	$4,029	$—	$—	$4,029	$302,706

Total retail gross margin	1,028,892	—			4,029	—	—	4,029	1,032,921

Total gross margin	1,076,861	—			4,029	—	—	4,029	1,080,890

Selling, general and administrative expenses	739,654	(3,766)			(925)	(6,417)	—	(11,108)	728,546

Goodwill impairment charge	23,991						(23,991)	(23,991)	—

Operating income	195,984	3,766			4,954	6,417	23,991	39,128	235,112

Loss on extinguishment of debt	(30,253)		21,278	8,122				29,400	(853)

Provision for income taxes(7)	27,521							14,177	41,698

Net earnings	77,022							54,351	131,373

Net earnings per diluted common share	$1.52							$1.07	$2.59

(1) Consists of a $3.8 million loss upon divestiture of MW Cleaners business related to the retail segment.

(2) Consists of the elimination of unamortized deferred financing costs and original issue discount related to the refinancing and repricing of the Term Loan totaling $21.3 million.

(3) Consists of the $6.1 million premium and elimination of unamortized deferred financing costs totaling $2.0 million related to the partial redemption of senior notes.

(4) Consists of $4.0 million of rental product writeoffs, $0.4 million of severance, $0.3 million of closure related costs and $0.3 million of accelerated depreciation, all related to the retail segment.

(5) Consists of $5.4 million of severance and consulting costs, $0.7 million related to accelerated vesting of certain share-based awards (net of the impact of forfeited awards) and $0.3 million of other costs, related to the shared services segment.

(6) Consists of a $24.0 million goodwill impairment charge related to our corporate apparel segment.

(7) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Nine Months Ended October 28, 2017

Consolidated Results	GAAP Results	Macy’s Termination (1)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$312,628	$1,416	$1,416	$314,044

Total retail gross margin	1,040,763	1,416	1,416	1,042,179

Total gross margin	1,087,893	1,416	1,416	1,089,309

Selling, general and administrative expenses	750,995	(15,736)	(15,736)	735,259

Operating income	216,094	17,152	17,152	233,246

Provision for income taxes(2)	50,551		5,671	56,222

Net earnings	97,202		11,481	108,683

Net earnings per diluted common share	$1.97		$0.23	$2.21

(1) Consists of $12.3 million of termination costs, $1.4 million of rental product writeoffs, $1.2 million of asset impairment charges and $2.3 million of other costs, all related to the retail segment.

(2) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.